Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference and the use of our report dated March 21, 2002, with respect to the consolidated financial statements and financial statement schedule of ACT Teleconferencing, Inc in this Form S-8 Registration Statement of ACT Teleconferencing, Inc. for the registration of 400,000 shares of its common stock pertaining to the 2002 Performance Incentive Plan.

We also consent to the use of our report dated March 16, 2001, related to ACT Teleconferencing Limited and our report dated December 19, 2001, related to 1414c Video Conferencing Service Delivery Business of PictureTel Corporation in the Registration Statement and related Prospectus of ACT Teleconferencing, Inc. for the registration of 400,000 shares of its common stock.

ERNST & YOUNG LLP

Denver, Colorado
December 16, 2002